STOCK PURCHASE AGREEMENT

                         By, Between and Among


                             FISERV, INC.,


                        FISERV CLEARING, INC.,


                      JWGENESIS FINANCIAL CORP.,


                JWGENESIS FINANCIAL SERVICES, INC. and


                       JWGENESIS CLEARING CORP.










                            April 16, 1999

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                           TABLE OF CONTENTS

                                                                  Page

ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

     SECTION 1.01  Purchase of Shares . . . . . . . . . . . . . . .  5

     SECTION 1.02  Purchase Price . . . . . . . . . . . . . . . . .  5

     SECTION  1.03  Determination of Final  Stockholders'
       Equity in the Company  . . . . . . . . . . . . . . . . . . .  6

     SECTION 1.04  Holdback . . . . . . . . . . . . . . . . . . . .  7

     SECTION 1.05 No Further Transfers  . . . . . . . . . . . . . .  7

     SECTION 1.06  Section 338(h)(10) Election  . . . . . . . . . .  7

     SECTION 1.07  Closing  . . . . . . . . . . . . . . . . . . . .  8


ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

     SECTION 2.01  Representations and Warranties of
        JWGFC and Seller with Respect to the Company  . . . . . . .  9

     SECTION 2.02  Representations and Warranties of the Seller . . 27

     SECTION 2.03  Representations and Warranties of
       Fiserv and Buyer . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

     SECTION 3.01  Conduct of Business  . . . . . . . . . . . . . . 31

     SECTION 3.02  Access to Information by Fiserv and Buyer  . . . 31

     SECTION 3.03   Confidentiality . . . . . . . . . . . . . . . . 32

     SECTION 3.04  Non-Assignable Licenses, Leases and Contracts  . 33

     SECTION 3.05  Exclusivity and Non-Competition  . . . . . . . . 34

     SECTION 3.06  Tax Returns. . . . . . . . . . . . . . . . . . . 36

     SECTION 3.07  Transition Services  . . . . . . . . . . . . . . 37

     SECTION 3.08  Additional Financial Statements  . . . . . . . . 37

     SECTION 3.09  Consents and Authorizations  . . . . . . . . . . 38


ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

     SECTION 4.01  Conditions Precedent to the Obligations
       of Fiserv and Buyer  . . . . . . . . . . . . . . . . . . . . 38

     SECTION 4.02  Conditions Precedent to the
       Obligations of Seller  . . . . . . . . . . . . . . . . . . . 42

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

     SECTION 5.01  Survival . . . . . . . . . . . . . . . . . . . . 44

     SECTION 5.02  Indemnification for Taxes  . . . . . . . . . . . 44

     SECTION 5.03  General Indemnity  . . . . . . . . . . . . . . . 46

     SECTION 5.04  Third Party Claims . . . . . . . . . . . . . . . 47

     SECTION 5.05  Limitation on Indemnities  . . . . . . . . . . . 48

     SECTION 5.06  Effect on Purchase Price . . . . . . . . . . . . 48

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

     SECTION 6.01  Further Assurances . . . . . . . . . . . . . . . 49

     SECTION 6.02  Books and Records  . . . . . . . . . . . . . . . 49

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

     SECTION 7.01  Termination  . . . . . . . . . . . . . . . . . . 50

     SECTION 7.02  Effect of Termination  . . . . . . . . . . . . . 50

     SECTION 7.03  Expenses, Etc. . . . . . . . . . . . . . . . . . 51

     SECTION 7.04  Execution in Counterparts  . . . . . . . . . . . 51

     SECTION 7.05  Notices  . . . . . . . . . . . . . . . . . . . . 51

     SECTION 7.06  Waivers  . . . . . . . . . . . . . . . . . . . . 54

     SECTION 7.07  Amendments, Supplements, Etc.  . . . . . . . . . 54

     SECTION 7.08  Entire Agreement . . . . . . . . . . . . . . . . 54

     SECTION 7.09  Applicable Law and Dispute Resolution  . . . . . 55

     SECTION 7.10  Arbitration  . . . . . . . . . . . . . . . . . . 55

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     SECTION 7.11  Binding Effect, Benefits . . . . . . . . . . . . 56

     SECTION 7.12  Assignability  . . . . . . . . . . . . . . . . . 56

     SECTION 7.13  Disclosure Schedule  . . . . . . . . . . . . . . 56

     SECTION 7.14  Public Announcements . . . . . . . . . . . . . . 56

     SECTION 7.15  Invalid Provisions . . . . . . . . . . . . . . . 57

INDEX TO EXHIBITS


Exhibit             Description
-------             -----------

     A              Form of Transition Services Agreement

     B              Form of Opinion for Seller

     C              Required Consents

     D              Form of Fully Disclosed Correspondent Agreement

     E              List of Brokers

     F              Form of Opinion for Fiserv and Buyer



     Schedule 1.06

          This STOCK PURCHASE AGREEMENT dated and effective as of April 16, 1999, is by, between and among FISERV, INC., a Wisconsin corporation ("Fiserv"), FISERV CLEARING, INC., a Delaware corporation and a wholly owned subsidiary of Fiserv ("Buyer"), JWGENESIS FINANCIAL CORP., a Florida corporation ("JWGFC"), JWGENESIS FINANCIAL SERVICES, INC., a Florida corporation and a wholly owned subsidiary of JWGFC ("Seller"), and JWGENESIS CLEARING CORP., an Iowa corporation ("Company").

          WHEREAS, the Company is engaged in the business of providing securities clearing, execution, back office and related services;

          WHEREAS, Seller owns all the issued and outstanding shares of capital stock of the Company, consisting of 940,625 shares of Common Stock, $.01 par value ("Common Stock"); and

          WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to acquire from Seller, all the issued and outstanding shares of Common Stock of the Company.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:


                               ARTICLE I

           PURCHASE OF SHARES, PURCHASE PRICE, CLOSING, ETC.

          SECTION 1.01  Purchase of Shares.  Subject to the terms and
                        ------------------
conditions hereof, Seller hereby agrees to sell to Buyer, and Buyer agrees to buy from Seller, an aggregate of 940,625 shares of Common Stock of the Company, being all the issued and outstanding shares of Common Stock of the Company, there being no other class of capital stock of the Company issued and outstanding. The Company has authorized 25,000 shares of preferred stock, $100 par value, but no such shares are issued and outstanding. On the Closing Date (as hereinafter defined) Seller shall sell, transfer and deliver to Buyer certificates evidencing an aggregate of 940,625 shares of Common Stock, being all the shares of Common Stock of the Company issued and outstanding, with all requisite stock transfer tax stamps affixed, and the certificates duly endorsed or accompanied by appropriate stock transfer powers duly executed to Buyer. All the shares of Common Stock of the Company, all of which are owned currently by Seller, are hereinafter referred to as the "SHARES".

          SECTION 1.02  Purchase Price.  The aggregate Purchase Price
                        --------------
for the Shares shall be $40,000,000 plus an amount equal to the Final Stockholders' Equity (as hereinafter defined) in the Company (the "PURCHASE PRICE"). On the Closing Date, the Purchase Price, calculated in part based on the Estimated Balance Sheet specified in Section 1.03
(a) and less the hold back amount specified in Section 1.04 below,

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shall be paid by Buyer to Seller in cash by wire transfer in immediately available funds to an account specified by Seller at least 3 business days prior to the Closing Date. Fiserv shall cause Buyer to pay when due all Purchase Price amounts payable by Buyer pursuant to this Agreement.

          SECTION 1.03  Determination of Final Stockholders' Equity in
                        ----------------------------------------------
the Company.
-----------

          a) Not less than 20 days prior to the Closing Date, the chief financial officer of the Company shall deliver to Fiserv and Buyer an estimated balance sheet of the Company as of 11:59 p.m. Central Standard Time ("CST") on the Closing Date (the "ESTIMATED BALANCE SHEET"), which shall have been prepared in accordance with generally accepted accounting principles ("GAAP") and consistent with the Company Financial Statements (as hereinafter defined) for 1998, setting forth in reasonable detail, and having such form and content as Fiserv and Buyer may reasonably direct, the Company's estimate of the stockholders' equity in the Company as of 11:59 p.m. CST on the Closing Date (the "STOCKHOLDERS'
     EQUITY"). The Estimated Balance Sheet will be adjusted for differences between the book value and market value of certain assets, as mutually agreeable to both Buyer and Seller and set forth in the Disclosure Schedule (as hereinafter defined).

          b) As promptly as practicable following the Closing Date, but in no event later than 45 days subsequent to the Closing Date, Buyer shall deliver to Seller a schedule (the "FINAL SCHEDULE"), which shall include the actual balance sheet of the Company as of 11:59 p.m. CST on the Closing Date prepared on the same basis as the Estimated Balance Sheet and consistent with the Company
     Financial Statements for 1998 of the Stockholders' Equity (the
     "FINAL STOCKHOLDERS' EQUITY"). If the Seller disputes the correctness of the Final Schedule, it shall notify Fiserv and Buyer in writing of its objections within five business days after delivery of the Final Schedule, and shall set forth in writing in reasonable detail in such notice the reason(s) for Seller's objection(s). If the Seller fails to deliver such notice within such time period, the Seller and JWGFC shall be deemed to have accepted Buyer's calculation of the Final
     Stockholders' Equity. If the Seller delivers such notice within such time period, Fiserv and Buyer, on one hand, and JWGFC and Seller, on the other hand, shall endeavor in good faith to resolve their dispute over the determination of the Final Stockholders' Equity within five business days after the receipt by Fiserv and Buyer of such notice. If they are unable to do so within such five-business-day period, the dispute (and each party's final position in writing) shall be submitted, within 5 business days of the expiration date of the previous period, to an audit partner experienced in the securities clearing industry of an independent nationally-recognized accounting firm in the United States as shall be mutually acceptable in writing to Fiserv and Buyer, on the one hand, and JWGFC and the Seller, on the other hand (the "INDEPENDENT ACCOUNTANT") who shall act as an expert and not as an arbitrator, and who shall resolve the dispute in writing within 10 business days of the submission of

     such dispute. The decision of the Independent Accountant as to the Final Stockholders' Equity shall be final and binding upon the parties. The fees and expenses of the Independent Accountant shall be borne in proportion to the difference between the final determined amount of the Independent Accountant and such amounts proposed by Fiserv and Buyer, on the one hand, and JWGFC and Seller, on the other hand; provided that if the final determined amount of the Independent Accountant is less than the amount proposed by Fiserv and Buyer or greater than the amount proposed by JWGFC and Seller, then 100% of such fees and expenses shall be borne by Seller or Buyer, respectively. Fiserv, Buyer, JWGFC and Seller shall cooperate with each other and the Independent Accountant in the determination of the Final Stockholders' Equity including, without limitation, Fiserv and Buyer allowing JWGFC and the Seller and the Independent Accountant access after the Closing Date to the books and records of the Company and to the accounting and other representatives and advisors of the Company. Within three business days following final determination of the Final Stockholders' Equity, as appropriate, Buyer shall pay (in the same manner as it paid the Purchase Price) any remaining amount of cash payable to the Seller, or the Seller shall pay any remaining amount of cash payable to Buyer.

          SECTION 1.04  Holdback.  At Closing (as hereinafter
                        --------
defined), Buyer shall hold back from the payment of the Purchase Price made to Seller as provided in Section 1.02 a sum of cash equal to 5% of Stockholders' Equity specified in the Estimated Balance Sheet plus the sum of cash, if any, designated by Buyer pursuant to Section 4.01
(o) (the "Holdback"), pending determination of the Final Stockholders' Equity as provided in Section 1.03. Following the determination of the Final Stockholders' Equity, the Holdback shall be used, to the extent applicable, to implement the final disbursement of cash as specified in Section 1.03. Any portion of the Holdback not so used shall remain the sole property of Buyer.

          SECTION 1.05  No Further Transfers.  Upon and after the date
                        --------------------
this Agreement is signed by the parties and through the Closing Date, no transfer of the Shares shall be made, effected or permitted by JWGFC and Seller and no such transfer of the Shares shall be registered in the stock transfer books of the Company.

          SECTION 1.06  Section 338(h)(10) Election.
                        ---------------------------
          (a) As soon as reasonably practicable after the Closing, Buyer, JWGFC and the Seller shall timely make a joint election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "CODE"), and Treasury Regulation Section 1.338(h)(10)-1 or any successor provisions and any comparable election under state or local tax law (individually or collectively, the "ELECTION") with respect to the purchase by Buyer of the Shares pursuant to this Agreement. As soon as reasonably practicable after the Closing and in all events within 180 days after the Closing Date, with respect to the federal Election, Buyer, JWGFC and the Seller shall mutually prepare a Form 8023 (with all attachments), and JWGFC (as the common parent of Seller) shall execute such Form 8023 and promptly deliver it to Buyer. In addition, the Seller, JWGFC and Buyer shall, and


     Buyer shall cause the Company to, as promptly as reasonably practicable following the Closing, cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury Regulation
     Section 1.338(h)(10)-1 (or any successor provision or comparable provision of applicable law). Buyer, JWGFC and the Seller shall report the purchase by Buyer of the Shares consistent with the Election, and neither Buyer, JWGFC nor the Seller shall take any position to the contrary thereto in any Tax Return, any proceeding before any Taxing authority or otherwise.

           (b) In connection with the Election, JWGFC and Buyer shall mutually determine, as promptly as reasonably practicable following the Closing, the Modified Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis (in each case as defined under the applicable Treasury Regulations, or other amounts required under applicable laws) and the allocation of such amounts among the assets of the Company deemed to have been purchased which shall be made in accordance with Schedule 1.06, within 30 days after the Purchase Price is finally determined (taking into account the matters as provided in Section 1.03 and Section 1.04). In the event the parties cannot agree on the computation or allocations within 30 days, the parties shall refer the matter (and each party's final positions in writing) to the Independent Accountant within 5 business days of the expiration of such 30-day period, who shall act as an expert and not as an arbitrator, and who shall resolve the dispute in writing within 60 days after the submission of such dispute. The decision of the Independent Accountant shall be final and binding upon the parties. The fees and expenses of the Independent Accountant shall be borne by Buyer and JWGFC as determined by the Independent Accountant based on the relative difference between such party's position and the determination of the Independent Accountant with respect to assets other than goodwill and other Section 197 intangibles.
     The parties (i) shall be bound by such allocations for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any Taxing authority in a manner consistent with such allocations and (iii) except as may be required by a final determination by a court of competent jurisdiction, shall not take any position inconsistent with such allocation in any Tax Return, any proceeding before any Taxing
     authority or otherwise.   In the event any Taxing or other
     authority disputes the allocation, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute.

          (c) Each party shall cooperate and provide reasonable assistance respecting the matters described in this Section 1.06.

          SECTION 1.07  Closing.  The closing of the transactions
                        -------
contemplated by this Agreement (the "CLOSING") shall take place at the offices of Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045, on


May 31, 1999, or at such other place or on such other date as Seller and Buyer may mutually agree in writing (such date of Closing is herein called the "Closing Date"); it being understood and agreed that for all purposes relating to Taxes (as that term is hereinafter defined) the Closing shall be effective as of 11:59 p.m. CST on the Closing Date.


                              ARTICLE II

                    REPRESENTATIONS AND WARRANTIES

          SECTION 2.01 Representations and Warranties of JWGFC and Seller with Respect to the Company. Except as otherwise specifically set forth in the Disclosure Schedule prepared by JWGFC, Seller and/or the Company and attached hereto (the "DISCLOSURE SCHEDULE"), JWGFC and Seller, jointly and severally, with respect to the Company, repre-sent and warrant to, and agree with, Fiserv and Buyer as follows:

           (a) Organization and Qualification, etc.  The Company is a
               ------------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction as set forth in the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). The copies of the Company's Articles of Incorporation and By-Laws, as amended to date, which have been delivered to Fiserv and Buyer are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

          "MATERIAL ADVERSE EFFECT" for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of changes in, or effects on, the business of such party as currently conducted by such party that is materially adverse to the results of its operations or financial or other condition after giving effect to the transactions contemplated by this Agreement.

          (b)  Capital Stock.  The authorized capital stock of the
               -------------
     Company consists of 3,000,000 shares of Common Stock of which as of the date hereof 940,625 shares are validly issued and outstanding, fully paid and nonassessable, all of which are held and owned of record by the Seller, and no shares of Common Stock are in the treasury of the Company. The Company has authorized 25,000 shares of preferred stock, $100 par value, but no such shares are issued and outstanding. The Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.


          (c)  Subsidiaries.  The Company does not own of record or
               ------------
     beneficially, directly or indirectly, (i) any shares of outstand-ing capital stock or securities convertible into capital stock of any other company or corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

          (d)  Authority and Ability Relative to Agreement.  The
               -------------------------------------------
     Company has the corporate power, authority and ability to execute and deliver this Agreement and to consummate fully all of the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Seller as its sole shareholder. Except as contemplated by
     Section 2.01 (f), no other corporate, legal, regulatory, securities or institutional proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Fiserv, is a valid and binding agreement of the Company, fully enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and
     (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (e)  Non-Contravention.  The execution and delivery of this
               -----------------
     Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not, except where such violation, conflict or termination would not have an Adverse Effect and is set forth on the Disclosure Schedule, (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, or (ii) violate, or result, with or without the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any person or entity to accelerate (whether or not after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property, rights or assets of the Company pursuant to any provision of any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which any of its property or assets is bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which the Company is subject or by which any of its property or assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agree-ment, license or instrument to which the Company is a party, or
     (iii) violate any law, ordinance, rule or regulation to which the Company is subject.


          (f)  Government and Other Approvals.  No consent, authoriza-
               ------------------------------
     tion, order or approval of, or filing or registration with, any governmental agency, commission, board or other regulatory body, securities authority or securities self regulatory organization, including but not limited to the United States Securities and Exchange Commission ("SEC"), New York Stock Exchange ("NYSE"), American Stock Exchange ("AMEX") and National Association of Securities Dealers, Inc. ("NASD"), is required for the execution and delivery of this Agreement by the Company and the consumma-tion by the Company of the transactions contemplated hereby, except (i) for filings with the Federal Trade Commission (the "COMMISSION") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the termination of the requisite waiting period thereunder,
     (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer, (iii) filings with or approvals by the NYSE or NASD relating to the change in control of the Company from Seller to Buyer as contemplated by this Agreement, or (iv) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent or affect adversely the consummation of the transactions contemplated hereby.

          (g)  Financial Statements.  The Company, JWGFC or Seller has
               --------------------
     previously furnished Fiserv or Buyer with true and complete copies of the audited balance sheets of the Company as of December 31, 1997 and 1998, and the related audited statements of income, retained earnings and cash flows for the two years then ended (collectively, the "COMPANY FINANCIAL STATEMENTS"). In addition, the Company, JWGFC or Seller has previously furnished Fiserv or Buyer with true and complete copies of all Focus Reports the Company prepared and filed, or caused to be prepared and filed, for calendar year 1998 and, as applicable, all time periods since December 31, 1998 (the "FOCUS REPORTS"). All of the Company Financial Statements and Focus Reports have been prepared in conformity with GAAP consistently applied and present fairly the financial position and results of operations of the Company as of and for the respective periods then ended.

          (h) Absence of Certain Changes or Events. Since December 31, 1998, the Company has not:

               (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;

               (ii) discharged or satisfied any lien, security inter-est or encumbrance or paid any obligation or liability
          (fixed or contingent), other than in the ordinary course of business and consistent with past practice;


               (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined));

               (iv) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, except in any case in the ordinary course of business and consistent with past practice;

               (v) canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

               (vi) waived or released, under any contract, any rights of the Company having value to the Company, except in any case in the ordinary course of business and consistent with past practice;

               (vii) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights, or with respect to any know-how of the Company, except in the ordinary course of business and consistent with past practice;

               (viii) except in the ordinary course of business and consistent with past practice, made or granted any wage or salary increase applicable to any group or classification of employees generally, paid any bonuses, entered into any employment contract with any officer, employee, contractor or agent, or made any loan to, or entered into any transac-tion of any other nature with, any officer, employee, contractor or agent of the Company;

               (ix) entered into any transaction, contract or com-mitment, except those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, this Agreement and the transactions contemplated hereby, and those entered into in the ordinary course of business and consistent with past practice;

               (x) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or

               (xi)  suffered any Material Adverse Effect.

          "PERMITTED EXCEPTIONS" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of busi-ness; (ii) liens for Taxes (as hereinafter defined) and assessments not yet payable; (iii) liens for Taxes, assessments

     and charges and other claims, the validity of which the Company is contesting in good faith; and (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have in the aggregate an Adverse Effect.

          "ADVERSE EFFECT" means any change in, or effect on, or series of changes in, or effects on, the business of the Company as currently conducted that would result in the incurrence of damages or liability of the sum of $100,000 or more.

          (i)  Title to Properties; Absence of Liens and Encumbrances, etc.
               ------------------------------------------------------------
     The Company has full, good and marketable title to all of the real, tangible, personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements or except as incurred since December
     31, 1998, in the ordinary course of business and set forth in the Disclosure Schedule. The Company's intangible properties and assets (excluding leasehold interests and all intangible properties and assets described in Section 2.01(j) and 2.01(n), which sections contain the Company's and the Seller's representations and warranties with respect to such intangible properties and assets) are free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company
     Financial Statements or incurred since December 31, 1998, in the ordinary course of business and set forth in the Disclosure
     Schedule.

          (j)  Software
               --------

               (i) The Disclosure Schedule contains a list or description by type of all Software (as hereinafter defined) which the Company uses or has available for use and/or plans to use in connection with its business, and such Software constitutes all the Software which is used in connection with or is necessary to operate the business of the Company as currently conducted. Except as indicated in the Disclosure Schedule, all such Software is owned outright by the Company.

                (ii) As to any Software which is listed in the Disclosure Schedule and is not owned by the Company, to the knowledge of JWGFC, Seller or the Company, the Company has the right to use the same pursuant to valid leases or li-censes therefor, and, except as otherwise disclosed in the Disclosure Schedule, to the knowledge of JWGFC, Seller or the Company, all such leases and licenses are in full force and effect and there is no default, nor any event which with notice or the lapse of time or both, will become a default under any such lease or license by the Company or any other parties thereto which will have an Adverse Effect.


               (iii) To the knowledge of JWGFC, Seller or the Company, none of the Software used by or available to the Company for use in connection with its business as afore-said, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and neither JWGFC, Seller nor the Company has received notice of any claim with respect to any such infringement or violation.

               (iv) The Company possesses the original and, to the knowledge of JWGFC, Seller or the Company, all copies of all documentation, including without limitation all source codes, for all Software owned outright by it (other than such as shall have been furnished to customers in connection with the provision of the services of the Company), and, to the knowledge of JWGFC, Seller or the Company, the Software which is licensed or otherwise provided to the Company by other persons or entities performs in accordance with the documentation and other written material used in connection with the Software and, to the knowledge of JWGFC, Seller or the Company, is in machine-readable form, contains all current revisions of such software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, and processes related to the Software. The Company has made available to Fiserv or Buyer complete and correct copies of all material user and technical documentation related to the Software.

               (v) To the knowledge of JWGFC, Seller or the Company, no employee, contractor or agent of Seller used or employed in the Company is in default under any term of any employment contract, agreement or arrangement relating to the Software or non-competition arrangement or any other contract, agreement or undertaking or any restrictive covenant relating to the Software or its development or exploitation except where such default would not have an Adverse Effect upon the Company. The Software owned by the Company was developed by the employees of the Company during the time they were employees only of the Company and/or was developed by contractors or agents of the Company pursuant to arrangements that vested full title and rights to same solely in the Company. None of the Software is owned by or registered in the name of any current or former shareholder, director, officer, employee, salesman, agent, representative or contractor of the Company or any Affiliate, nor does any such person or entity (except a licensor of the Software licensed by the Company) have any interest therein or right thereto.

                (vi) The Company has taken reasonably appropriate measures to protect the confidential and proprietary nature of the Software, including, without limitation, the use of confidentiality agreements with all of its employees, contractors and agents having access to the Software source and object codes; the Company has, however, disclosed source

          and object codes for the Software owned by the Company to those persons who have licensed such Software from the Company in the ordinary course of business.

               (vii) Upon consummation of the transactions contemplated by this Agreement, (x) the Company will continue to own all of the Software owned outright by the Company and used primarily or principally in its business prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities except those disclosed in writing and existing at Closing and except for such claims, liens, encumbrances, obligations and liabilities of Buyer (i) applicable to Software leased or licensed to third parties and (ii) as may be granted by the Company after the Closing Date; and (y) with respect to all agreements for the lease or license of Software which re-quire consents or other actions (all of which consents or other actions are listed in the Disclosure Schedule) as a result of the consummation of the transactions contemplated hereby in order for the Company to continue to use and operate such Software after the Effective Date, Seller and JWGFC shall endeavor and use all commercially reasonable efforts to obtain all such consents or take all such other actions as reasonably required.

               (viii) Seller, JWGFC and the Company represent and warrant that, except as may be specified in the Disclosure Schedule, the Software and all hardware and other equipment used in connection with the business of the Company and that will be acquired by Buyer hereunder is Year 2000 Compliant (as hereinafter defined). The term "YEAR 2000 COMPLIANT" means that the Software and hardware and all other equipment shall consistently function in the same manner after December 31, 1999, as they were warranted to work before such date and shall correctly process dates and related data falling after December 31, 1999.

          "SOFTWARE" means each and every computer program, operating system, applications system, data base, firmware or software of any nature whatsoever (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly-available software programs with a value of less than $2,000 under which the Company is licensed), owned, used, licensed or sublicensed by Seller, JWGFC and/or Company in its business, whether operational, under development or inactive, including all object code, source code, modules, technical manuals, issuer manuals, program flow charts, file layouts, report layouts, screen layouts and other documentation therefor (including internal notes, memoranda, status evaluations, marketing information and write-ups), and all improvements, modifications, enhancements, new releases and revisions thereof, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.


          (k)  List of Properties, Contracts and Other Data.  The
               ---------------------------------------------
     Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:

               (i) all real properties owned in fee simple by the Company;

                (ii) all leases of real or personal property to which the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except such leases of personal property as require payment during their remaining life aggregating less than $50,000;

               (iii) (A) all patents, trademarks and trade names, trademark and trade name registrations, servicemark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all applications pending on said date for patents or for trademark, trade name, servicemark or copyright registrations, all other proprietary rights owned, controlled or held by the Company and reasonably necessary to, or used by the Company primar-ily in connection with, its business and (B) all licenses granted by or to the Company and all other agreements to which the Company is a party which relate, in whole or in part, to any items of the categories mentioned in (A) above, other than any such license or other agreement requiring payments during its remaining life aggregating less than $50,000 or terminable by the Company within one year without payment of a premium or penalty;

               (iv) all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company within 60 days without payment of a premium or a penalty), Employee Plans, as defined in
          Section 2.01 (r), including, but not limited to, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company;

               (v) all contracts and commitments (including, without limitation, all Fully Disclosed Correspondent Agreements (and/or all other securities clearing, execution, back office and related agreements), mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in (i), (ii), (iii) or (iv) above; provided that there need not be listed in the
                         --------
          Disclosure Schedule (unless required pursuant to the preceding clauses (i), (ii), (iii) or (iv) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice which requires payments to or by the Company during its remaining life

          aggregating less than $50,000, and provided further that JWGFC and Seller shall remain solely responsible for the ADP/SIS contract; and

               (vi) the current annual compensation of all employees of the Company (by position or by department) as of a recent date (a copy of which has been submitted to Buyer but need not be included in the Disclosure Schedule).

     True and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in (i) through (v) above (other than insurance plans which have been summarized) have been provided or made available to Buyer or its counsel. The Company has not been notified orally or in writing of any claim that any contract or commitment listed in the Disclosure Schedule for this subsection (k) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract or commitment any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would have in the aggregate an Adverse Effect.

          (l)  Litigation, Arbitration, Investigations.  Except as set
               ---------------------------------------
     forth in the Disclosure Schedule, there are no actions, suits, arbitrations, litigations, investigations or proceedings with respect to the business of the Company pending against or involving the Company of which JWGFC, Seller or the Company is aware, at law or in equity, or before or by any federal, state, municipal, foreign, securities, or any other governmental department, commission, board, bureau, agency or instrumentality, or before or by any securities self-regulatory or any other organization, nor, to the knowledge of JWGFC, Seller or the Company, are there any such actions, suits, arbitrations, litigations, investigations or proceedings with respect to the business of the Company threatened against or under evaluation respecting or involving the Company.

          (m)  Labor Controversies.  Except as would not reasonably be
               -------------------
     expected to have in the aggregate an Adverse Effect:

               (i) there are no controversies known to JWGFC, Seller or the Company between the Company and any employees, contractors or agents any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of JWGFC, Seller or the Company threatened, related to the Company and, to the knowledge of JWGFC, Seller or the Company there are not and during the last two years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or a group of Company employees; and



               (ii) neither JWGFC, Seller nor the Company has re-ceived notice of any claim that the Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimina-tion and employment safety, or that it is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

          (n)  Patent, Trademark, etc. Claims.  No person has made or,
               ------------------------------
     to the knowledge of JWGFC, Seller or the Company threatened to make any claims that the operation of the business of the Company is in violation or infringement of any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how or other proprietary or trade rights of any third party; and neither JWGFC, Seller nor the Company knows of any non-frivolous basis for any such claims.

          (o)  Use of Real Property.  Neither JWGFC, Seller nor the
               --------------------
     Company has received any notice of violation of any applicable environmental, zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or any notice of default under any lease, con-tract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Disclosure Schedule, in either case which would have in the aggregate an Adverse Effect and, to the knowledge of JWGFC, Seller and the Company there is no such violation or default which would have in the aggregate an Adverse Effect. Neither JWGFC, Seller nor the Company has received any notice that any plant, office or other building which is owned or covered by a lease set forth in the Disclosure Schedule hereto does not sub-stantially conform with all applicable ordinances, codes, regula-tions and requirements, environmental and otherwise, and neither JWGFC, Seller nor the Company has received notice that any law or regulation presently in effect or that any condition precludes or restricts continuation of the present use of such properties by the Company.

           (p) Accounts Receivable.  The accounts receivable reflected
               -------------------
     on the audited balance sheet of the Company as of December 31, 1998, and all accounts receivable arising between December 31, 1998, and the date hereof, arose from bona fide transactions in the ordinary course of business; except as contemplated by the relevant contract, arrangement or relationship, the sales or s-ervices involved have been provided to the account obligor and no further sales or services are required to be provided in order to complete the same and to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation.


          (q)  Compliance with Law. Except as would not have in
               -------------------
     aggregate an Adverse Effect:

               (i) The Company is not in default or in noncompliance with respect to any law, rule, regulation or order of any court, governmental authority, securities authority, securities self regulatory organization (including but not limited to the SEC, NYSE, AMEX and NASD), arbitration board or tribunal to which it is subject or a party or, to the knowledge of JWGFC, Seller and the Company, to which the Company is subject and which applies to its business, and, to the knowledge of JWGFC, Seller and the Company, the Company has not been notified that it is in violation of or in noncompliance with any laws, ordinances, rules or regulations to which it is subject or has failed to obtain any licenses, permits, franchises or other governmental, securities or other authorizations necessary or desirable respecting the ownership of its assets and properties or to the conduct of its business.

               (ii) The Company has on file a valid Form I-9 for each employee hired by the Company on or after November 7, 1986, and continuously employed after November 6, 1986, or the applicable date of hire. To the knowledge of JWGFC, Seller and the Company, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (D) aliens who have been continually employed by the Company since November 6, 1986, or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

          (r)  Employee Benefits.
               ------------------

              (i) The Disclosure Schedule sets forth a list identifying each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multi-employer plan," as defined in Section 3(37) of ERISA, (the "PENSION PLANS") and a list identifying each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, (the "WELFARE PLANS") that, in either case, are maintained, administered or contributed to by Seller or the Company with respect to employees of the Company, or which cover any employee or former employee of the Company. Collectively, the Pension Plans and Welfare Plans are hereinafter referred


          to as the "EMPLOYEE PLANS". Except as otherwise identified on the Disclosure Schedule, (A) no Employee Plan is maintained, administered or contributed to by any entity other than the Company, Seller or JWGFC, and (B) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

               (ii) Seller has delivered or has caused to be delivered to Fiserv or Buyer true and complete copies of (A) the Employee Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (B) any amendments to Employee Plans, (C) written interpretations of the Employee Plans,
          (D) material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material modifications, as defined under ERISA), (E) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if any such report was required), including all attachments (including without limitation the audited financial statements, if any) and (F) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

               (iii) There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or the Company relating to, or change in employee participation or coverage under any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect of such Employee Plan for the most recent plan year with respect to Employee Plans. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of Seller or the Company.

               (iv) Each Employee Plan has been maintained in all material respects in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

               (v) Each Pension Plan is "qualified" within the meaning of Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Section 501(a) of the Code. Seller has delivered or caused to be delivered to Fiserv or Buyer the latest determination letters of the Internal Revenue Service relating to each Pension Plan. Such

          determination letters have not been revoked. Furthermore, there are no pending proceedings or, to the knowledge of JWGFC, Seller or the Company, threatened proceedings in which the "qualified" status of any Pension Plan is at issue and in which revocation of the determination letter has been threatened. Each such Pension Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Closing Date.

               (vi) There are no pending or, to the knowledge of JWGFC, Seller or the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or Seller and/or Company relating to any of the Employee Plans. If any of the actions described in this subsection are initiated prior to the Closing Date, Seller shall notify Fiserv or Buyer in writing of such action prior to the Closing Date.

               (vii) Seller has not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any "prohibited transaction" within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Employee Plans, and will not so engage, act or fail to act prior to the Closing Date. Furthermore, to the knowledge of Seller, no other "party in interest," as defined in Section 3(14) of ERISA, or "disqualified person," as defined in Section 4975(e)(2) of the Code, has engaged in any such "prohibited transaction".

               (viii) No liability has been incurred by Seller or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with Seller within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") for any tax, penalty or other liability with respect to any Employee Plan and, to the knowledge of JWGFC, Seller or the Company, such Plans do not expect to incur any such liability prior to the Closing Date.

               (ix) Seller and/or Company has made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefor have been provided for in the financial statements. No Pension Plan

          has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

               (x) Except for required premium payments, no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred by Seller and/or Company with respect to any Pension Plan that has not been satisfied in full, and no event has occurred and there exists no condition or set of circumstances that could result in the imposition of any such liability. Seller and/or the Company has complied, or will comply, with all requirements for premium payments, including any interest and penalty charges for late payment, due to PBGC on or before the Closing Date with respect to each Pension Plan for which any premiums are required. No proceedings to terminate, pursuant to Section 4042 of ERISA, have been instituted or, to the knowledge of JWGFC, Seller or the Company, are threatened by the PBGC with respect to any Pension Plan (or any Pension Plan maintained by an ERISA Affiliate). There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan. No reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan.

               (xi) As of the date of this Agreement, with respect to each Pension Plan which is covered by Title IV of ERISA and which is not a multiemployer plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Pension Plan) do not exceed the current fair value of the assets of such Pension Plan. Except as listed in the Disclosure Schedule, there has been (A) no material adverse change in the financial condition of any such Pension Plan,
          (B) no material change in actuarial assumptions with respect to any such Pension Plan and (C) no increase in benefits under any such Pension Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Pension Plan's accrued benefits exceeding the current value of such Pension Plan's assets.

               (xii) Neither Seller, Company nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Closing Date, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, Seller, Company or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.



               (xiii) No Employee Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller or Company beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, (B) death, disability or retirement benefits under any Pension Plan, (C) deferred compensation benefits accrued as liabilities on the financial statements of Seller or Company, (D) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary) or (E) as expressly contemplated by this Agreement.

               (xiv) Seller and Company each has complied with, and satisfied, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980(B) of the Code, and all regulations thereunder ("COBRA") with respect to each Employee Plan that is subject to the requirements of COBRA. Each Employee Plan that is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Section 9801 and 9802 of the Code.

          (s)  Insurance.  The Disclosure Schedule summarizes the
               ---------
     amount and kinds of insurance as to which the Company has insurance policies or contracts relating the business or operations of the Company. All such insurance policies and contracts are in, and from the date hereof until the Closing Date or such other date as may be agreed by the parties shall be maintained by the Company or Seller in, full force and effect.
     No notice of cancellation or termination of any such insurance policies or contracts has been given to the Company by the carrier of any such policy.

          (t)  Bank Accounts.  The Disclosure Schedule lists all bank,
               -------------
     money market, savings and similar accounts and safe deposit boxes of the Company specifying the account numbers and the authorized signatories of persons having access to them.

          (u)  Taxes.
               ------

               i) Seller (A) has filed or caused to be filed with the appropriate Taxing authorities on a timely basis all Tax Returns relating to the Company and its assets, payroll, business and operations (collectively "RELATING TO THE COMPANY"), and properly included the items related thereto in such Tax Returns, which Tax Returns are true, correct and complete in all material respects, and (B) has paid or caused to be paid to the appropriate authorities on a timely basis all Taxes with respect thereto that are due and payable on or before the date hereof and has properly accrued on the Company's books and records in accordance with GAAP all Taxes payable by or relating to the Company

          that are not yet due. The reserves for Taxes as set forth on the Company Financial Statements are adequate for the payment of all Taxes on or relating to the Company incurred through the date hereof that have not been paid in full.
          The Company has duly and timely complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of all Taxes through and including the date hereof and has within the time and in the manner prescribed by law, collected or withheld and timely paid over to the appropriate Taxing authorities all amounts required to be so collected or withheld and paid over under all applicable laws. Except as set forth on the Disclosure Schedule, to the knowledge of JWGFC, Seller or the Company, all taxable years or periods for the assessment of Taxes of or relating to the Company (including without limitation assessments relating to consolidated Federal income Tax Returns and consolidated, combined, or unitary state or local income or franchise Tax Returns of Seller which include or relate to the Company) are closed either by agreement with the applicable Taxing Authority (as defined below) or by operation of the applicable statute of limitations or, if not yet closed, will close by operation (without extension) of any applicable statute of limitations for such Tax Returns not requiring a determination of omissions, fraud or other special facts other than the filing of a Tax Return. The Disclosure Schedule lists each jurisdiction in which the Company has filed (or is included in a Tax Return), including the tax period and the type of Tax.

               (ii)  Except as set forth on the Disclosure Schedule:
          (a) no Taxing authority has asserted any adjustment that would result in any additional Tax on or relating to the Company or for which the Company is or may be liable; (b) there is not any pending or proposed audit, examination, investigation, dispute, proceeding or claim (collectively, "PROCEEDING") relating to any Tax on or relating to the Company or for which the Company is or may be liable, and to the knowledge of JWGFC, Seller or the Company, no Taxing Authority is contemplating any such Proceeding and there is no basis for any such Proceeding; (c) no statute of limitations with respect to any Tax on or relating to the Company has been waived or extended; (d) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax on or relating to the Company or any Proceeding with respect thereto; (e) there is no outstanding closing agreement, ruling request, subpoena request for information with or by any Taxing authority with respect to any Tax on or relating to the Company; and (f) the Company is not a party to any Tax sharing or Tax allocation agreements, arrangement or understanding.

                (iii) The Company is not a party to any agreement, arrangement or understanding that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of

          the Code (or any similar provision of applicable law). The Company does not have any "tax-exempt bond-financed property" or "tax-exempt use property" within the meaning of
          Section 168(g) or (h), respectively, of the Code (or any similar provision of applicable law). The Company has not entered into any sale-leaseback, capital lease or leveraged lease transactions. None of the assets of the Company is required to be treated as owned by another person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8)of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the repeal of said leasing provisions.

               (iv) There are no liens for Taxes on any asset or property of the Company.

               (v) At all times beginning on and after June 12, 1998, JWGFC has been the common parent of the affiliated group of corporations within the meaning of Section 1502 of the Code which includes the Company. For each Tax year during such period, such affiliated group filed a consolidated Federal income Tax Return and state combined, consolidated or unitary Tax Return for California and Florida. At all times beginning on and after January 1, 1993, until June 12, 1998, Seller was the common parent of the affiliated group of corporations within the meaning of Section 1502 of the Code which includes the Company. For each Tax year during such period, such affiliated group filed a consolidated Federal income Tax Return and state combined, consolidated or unitary Tax Return for California and Florida. Except as set forth in this subparagraph (v), the Company has never been included or required to be included in any consolidated, combined or unitary Tax Return and since December 31, 1998, has not declared, made or become obligated for any payments under any Tax sharing or Tax allocation agreement or understanding.

               (vi) Seller is eligible to make a valid election under
          Section 338(h)(10) of the Code with respect to the sale of the Shares to Buyer pursuant to this Agreement.

               (vii) For purposes of this Agreement, "TAX" or "TAXES" shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments imposed by any Taxing Authority (as defined below) of whatever kind or nature (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, service, value-added, transfer, franchise, profits, license, privilege, withholding, payroll, employment, unemployment, excise, estimated accumulated earnings, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind

          whatsoever), including any liability therefor as a transferee (including without limitation under Section 6901 of the Code), as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed in connection therewith.

               (viii) As used herein, "TAX RETURN" includes any re-turn, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign government or subdivision, agency or entity thereof (each a "TAXING AUTHORITY") in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

               (ix) As used in this Section 2.01(u) and Article VI, where appropriate, "SELLER" shall include any common parent of the consolidated, combined or unitary group of which Seller is a member and all other members of such consolidated, combined and/or unitary group.

          (v)  Brokers.  All negotiations relative to this Agreement
               -------
     and the transactions contemplated hereby have been carried out by the Company, JWGFC and the Seller directly with Fiserv and Buyer, without the intervention of any other person or entity on behalf of the Company, JWGFC or Seller in such manner as to give rise to any valid claim by any other person or entity against the Compa-ny, JWGFC or Seller for a finder's fee, brokerage commissions, compensation or any other payment (other than employees of JWGFC or the Seller with respect to possible bonus or similar compensation, all of which shall be the sole liability of JSGFC and/or Seller).

          (w)  Filings.  JWGFC, Company or Seller previously has
               -------
     furnished or made available to Fiserv or Buyer with true, correct and complete copies of all reports and documents respecting the Company that were required to be prepared and filed, or caused to be prepared and filed, with the SEC, NYSE, AMEX, NASD, all other federal authorities and all state securities authorities for or relating to calendar year 1998 and all time periods since December 31, 1998. When prepared and filed, all such documents were true, complete, correct and not misleading, and no fact was omitted from any of same which fact was necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

          SECTION 2.02  Representations and Warranties of the Seller.
                        ---------------------------------------------
Seller for itself only, represents and warrants to, and agrees with, Fiserv and Buyer as follows:


          (a)  Organization and Qualification, etc.  Seller is a
               ------------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where, to the reasonable belief of Seller, such qualification is appropriate to the Company and the failure to so qualify would have an Adverse Effect.

          (b)  Authority Relative to Agreement.  Seller has the
               -------------------------------
     corporate power and authority to execute and deliver this Agreement, and to consummate all of the transactions contemplated on the part of Seller hereby. No other legally required proceedings of any kind on the part of Seller are necessary to authorize the execution and delivery of this Agreement by Seller or the consummation by Seller of all of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Fiserv is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c)  Non-Contravention.  The execution and delivery of this
               -----------------
     Agreement does not, and the consummation by Seller of the transactions contemplated hereby will not, except where such violation, conflict or termination would not have an Adverse Effect, (i) violate, or result, with or without the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any person or entity to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Seller is a party or by which any of its properties or assets is bound and do not and will not violate or conflict with any other restriction of any kind or character to which Seller is subject or by which any of its properties or assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which Seller is a party, or (ii) violate any law, ordinance or regulation to which Seller is subject, except, in each case or cases, for any such violation, acceleration, creation, imposition, conflict or termi-nation which would not prevent or affect adversely the consum-mation of the transactions contemplated hereby and thereby.

          (d)  Government and Other Approvals. No consent, authoriza-
               ------------------------------
     tion, order or approval of, or filing or registration with, any governmental agency, commission, board or other regulatory body,

     securities authority or securities self regulatory organization, including but not limited to the SEC, NYSE, AMEX and NASD, is required for the execution and delivery of this Agreement by the Seller and the Company and the consummation by the Seller and the Company of the transactions contemplated hereby, except (i) for filings with the Commission and the Antitrust Division under the HSR Act, and the termination of the requisite waiting period thereunder, (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby, (iii) filings with or approvals by the NYSE or NASD relating to the change in control of the Company from Seller to Buyer as contemplated by this Agreement, or (iv) as may be necessary as a result of any facts or circumstances relating solely to Buyer.

          (e)  Transfer of Shares.  Seller is now and on the Closing
               ------------------
     Date shall be the lawful owner of all of the Shares, free and clear of all liens, charges, encumbrances and any claims whatsoever other than such restrictions as generally arise under applicable securities laws, and the sale, transfer and delivery of all said Shares to Buyer pursuant to the provisions of this Agreement shall transfer to Buyer full and valid title thereto, free and clear of all liens, charges, encumbrances and claims whatsoever.

          SECTION 2.03  Representations and Warranties of Fiserv and Buyer.
                        ---------------------------------------------------
Fiserv and Buyer, jointly and severally, represent and warrant to, and agree with, the Company and Seller as follows:

          (a)  Organization and Qualification, etc.  Buyer is a
               ------------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

          (b)  Authority Relative to Agreement.   Each of Fiserv and
               -------------------------------
     Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by each of Fiserv and Buyer of this Agreement and the consummation by it of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. No other corporate or other proceedings or authorizations on the part of Buyer are necessary to authorize the execution and delivery of this Agreement by Buyer or Fiserv or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Fiserv and Buyer and, assuming the due authorization, execution and delivery of such agreements by the other parties thereto, is its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws

     relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, con-cepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c)  Non-Contravention.  The execution and delivery of this
               -----------------
     Agreement by Buyer and Fiserv do not and the consummation by Buyer and Fiserv of the transactions contemplated hereby will not
     (i) violate any provision of their respective Articles or Certificate of Incorporation or By-Laws, or (ii) violate, or result, with or without the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any person or entity to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of either of them pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which either of them is a party or by which any of its assets or property is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which either of them is subject or by which any of its assets or property may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which either of them is a party or (iii) violate in any material respect any law, ordinance or regulation to which Buyer or Fiserv is subject, except, in each case or cases, for any such violation, acceleration, creation, imposition, conflict or termination which would not prevent the consummation of the transactions contemplated hereby by either of them.

           (d) Government and Other Approvals.  No consent,
               ------------------------------
     authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, securities authority or securities self-regulatory organization is required for or in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer and Fiserv of the transactions contemplated hereby, except
     (i) for filings with the Commission and the Antitrust Division under the HSR Act, and the termination of the requisite waiting period thereunder, (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby, (iii) filings with or approvals by the NYSE or NASD relating to the change in control of the Company from Seller to Buyer as contemplated by this Agreement, or (iv) as may be necessary as a result of any facts or circumstances relating solely to Seller.

          (e)  Brokers.  All negotiations relative to this Agreement
               -------
     and the transactions contemplated hereby have been carried out by Buyer directly with the Seller and the Company, without the intervention of any person or entity on behalf of Buyer in such

     manner as to give rise to any valid claim by any person or entity against Buyer for a finder's fee, brokerage commission, compensation or any other payment.


                              ARTICLE III

                  ADDITIONAL COVENANTS AND AGREEMENTS

          SECTION 3.01  Conduct of Business.  During the period from
                        -------------------
the date hereof to the Closing Date, except as otherwise expressly permitted by this Agreement, JWGFC and Seller shall cause the Company to, and the Company shall, conduct all of its operations according to its ordinary and usual course of business and preserve substantially intact its business organization, keep available the services of all of its officers, employees, contractors and agents, and maintain all of its present relationships with all correspondents/introducing broker dealers, licensors, suppliers, distributors, customers, clients and all others having significant or strategic business relationships with it. Representatives of the Company shall confer with representa-tives of Fiserv and Buyer to keep them informed with respect to the status of all on-going operations of the business of the Company.

          SECTION 3.02  Access to Information by Fiserv and Buyer.
                        -----------------------------------------
Fiserv and Buyer shall have full access during reasonable business hours to the business and properties of the Company and full information concerning its financial, information technology, commercial and legal condition as Fiserv and Buyer deem necessary or advisable in connection with the consummation of the transactions contemplated hereby (and, with respect to JWGFC and Seller, access to similar such items and information of JWGFC or Seller as Fiserv and Buyer shall reasonably request as being related to the Company and their investigations of the Company), provided that such access in any such case shall not interfere unreasonably with normal operations of JWGFC, Seller and the Company. JWGFC, Seller and the Company agree to permit Fiserv and Buyer or their authorized representatives, including Deloitte & Touche LLP, or cause them to be permitted to have, after the date hereof, access (as described above) to the respective premises, books, records and accounts of the Company, JWGFC and Seller during normal business hours, and the officers of the Company, JWGFC and Seller shall furnish Fiserv and Buyer with all such financial and operating data and other information with respect to the business and properties of the Company, JWGFC and Seller as Fiserv and Buyer shall from time to time reasonably request. No investigation by Fiserv and Buyer heretofore or hereafter made shall affect the representations and warranties of JWGFC, Seller and the Company, and each such representation and warranty shall survive any such investigation, provided, however, that in the event that as a result of any such investigation the executive officers of Fiserv and Buyer, or such attorneys and accountants as the executive officers of Fiserv and Buyer shall designate to conduct such investigation, shall receive notice of material facts which, based on information actually known to them, they shall reasonably determine would be, or reasonably might be, required to be disclosed in the Disclosure Schedule and are not so disclosed, Fiserv and Buyer will use reasonable efforts to inform


Seller in writing, JWGFC and the Company of such material facts and, upon such notification as appropriate, Seller, JWGFC and the Company (if such notice occurs prior to the Closing) shall amend the Disclosure Schedule accordingly, and provided, further, however, that neither Fiserv nor Buyer nor any such officers, attorneys or accoun-tants shall have any obligation to make any inquiry in respect of the foregoing.

          SECTION 3.03  Confidentiality.
                        ---------------

          (a) JWGFC and Seller each covenants and agrees for itself and all of its subsidiaries and affiliates (now and in the future), and for all of the directors, officers, employees, contractors and agents of same, that, for a period of two years following the Closing, it shall hold all Confidential Information (as hereinafter defined) concerning the Company and concerning Fiserv and Buyer received, accessed or contacted by JWGFC or Seller from or related to Fiserv and Buyer in connection herewith, not use itself or voluntarily disclose to others any such information, promptly return upon request every document furnished by Fiserv and Buyer in connection herewith (if not previously destroyed) and any copies thereof it may have made and to destroy all summaries, compilations or similar documents (in any form whatsoever) it may have made or derived from such material, and have all of its representatives (as specified above) promptly return such documents and copies and destroy such summaries, compilations or similar documents and otherwise comply with this Section 3.03. JWGFC and Seller each further covenants and agrees for itself, and all of its subsidiaries and affiliates (now and in the future), and for all of the directors, officers, employees, contractors and agents of same, that it shall keep confidential and not use at any time any trade secrets of the Company or Fiserv and Buyer. Notwithstanding the foregoing, JWGFC and Seller shall not be restricted from using in their respective businesses any information or trade secrets currently being used by them in such businesses that are not part of the business of the Company.

          (b) Until the Closing of the transactions contemplated herein, all Confidential Information acquired by Fiserv and Buyer with respect to the Company shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only to employees and duly authorized agents and representatives of Fiserv and Buyer who have been informed of the obligations of Fiserv and Buyer under this Section 3.03 or any other agreement with respect to such Confidential Information, have a need to know the information in connection with consummating the transactions contemplated herein, agree to keep such information confidential and agree to be bound by the terms hereof to the same extent as if they were parties hereto. Fiserv and Buyer shall be responsible for any breach of this Section 3.03(b) by any of its representatives and agree to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information.


           (c) Fiserv and Buyer each covenants and agrees for itself and all of its subsidiaries and affiliates (now and in the future), and for all of the directors, officers, employees, contractors and agents of same, that, for a period of two years following the Closing, it shall hold all Confidential Information (as hereinafter defined) concerning the JWGFC or Seller received, accessed or contacted by Fiserv or Buyer from or related to JWGFC or Seller in connection herewith, not use itself or voluntarily disclose to others any such information, promptly return upon request every document furnished by JWGFC or Seller in connection herewith (if not previously destroyed) and any copies thereof it may have made and to destroy all summaries, compilations or similar documents (in any form whatsoever) it may have made or derived from such material, and have all of its representatives (as specified above) promptly return such documents and copies and destroy such summaries, compilations or similar documents and otherwise comply with this Section 3.03. Fiserv and Buyer each further covenants and agrees for itself, and all of its subsidiaries and affiliates (now and in the future), and for all of the directors, officers, employees, contractors and agents of same, that it shall keep confidential and not use at any time any trade secrets of JWGFC or Seller. Notwithstanding the foregoing, Fiserv and Buyer shall not be shall not be restricted from using in their respective businesses any information or trade secrets currently being used by them in such businesses.

          (d) For the purpose of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean all confidential or proprietary information acquired, accessed or contacted by the parties with respect to the other parties' operations or business (other than any information which (i) becomes generally available to the public through no breach of this Agreement, (ii) was available on a non-confidential basis prior to its disclosure or
     (iii) becomes available on a non-confidential basis from a source other than any party to this Agreement that is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation). If the transactions contemplated herein are not consummated, all Confidential Information in written or electronic or printed or in any other tangible form (whether copies or originals) shall be returned to the party which provided or made available the same, and all documents, memoranda, notes and other writings whatsoever prepared by the receiving parties or their representatives based on the Confidential Information shall be destroyed.

          SECTION 3.04  Non-Assignable Licenses, Leases and Contracts.
                        ---------------------------------------------
JWGFC, Seller and the Company shall use all commercially reasonable efforts to obtain and deliver to Buyer at or prior to the Closing all such consents or waivers as are required in order that any contract listed in the Disclosure Schedule which would be breached or violated,

or would give any other party the right to cancel the same, as a result of the occurrence of the Closing hereunder, shall not be so breached or violated or result in such right of cancellation. JWGFC, Seller and the Company shall use all commercially reasonable efforts to obtain and deliver to Buyer at or prior to the Closing all such consents or waivers as shall be reasonably requested by Fiserv or Buyer for any contracts whether or not listed in the Disclosure Schedule which, as a result of the occurrence of the Closing hereunder, would be breached or violated or would give any other the right to cancel the same, in order that all such contracts shall not be so breached or violated or result in such right of cancellation.

          Except as otherwise specifically listed in the Disclosure Schedule, JWGFC, Seller and the Company represent and warrant that the Closing shall not breach, violate or result in the cancellation of any licenses, leases and contracts to which the Company, JWGFC or the Seller is party for purposes of conducting the business and operations of the Company.

          SECTION 3.05  Exclusivity and Non-Competition.
                        --------------------------------

          (a)  Exclusivity With Respect to the Transactions
               --------------------------------------------
     Contemplated in this Agreement.   JWGFC and Seller, and their
     ------------------------------
     respective subsidiaries and affiliates (now and in the future), and the Company, and the directors, officers, employees, contractors or agents of same, shall not pursue, or engage in with any persons or entities other than Fiserv and Buyer, directly or indirectly, any discussions, negotiations or dealings of any kind respecting the transactions contemplated in this Agreement.

          (b)  Non-Competition.  During the period commencing on the
               ---------------
     Closing Date and ending on the tenth anniversary of the Closing Date, JWGFC and Seller, and their respective subsidiaries and affiliates (now and in the future), and all directors and executive officers or other affiliates of same, shall not engage, directly or indirectly, in any material respect in the business of providing securities clearing, execution, back office and related services.

          (c)  Non-Solicitation, etc.  JWGFC and Seller, and their
               ---------------------
     respective subsidiaries and affiliates (now and in the future), and all directors and executive officers or other affiliates of same, shall not directly or indirectly solicit for employment, or advise or recommend to any other person or entity that they employ or solicit for employment, any employee, contractor or agent of the Company.

          (d)  Exclusivity of Securities Clearing Business;
               --------------------------------------------
     Termination of All Other Securities Clearing Agreements and
     -----------------------------------------------------------
     Relationships.  On or before the first anniversary of the
     -------------
     Closing, JWGFC and Seller, for itself and respectively for all of its current and future subsidiaries and affiliates where the registered representatives are not independent contractors, shall terminate or cause to be terminated all agreements and relationships of any kind, oral or written, with any persons or entities ("THIRD PARTY CLEARING FIRMS") other than the Company, its successors or assigns (or any subsidiary or affiliate of Fiserv as an authorized officer of Fiserv may designate in writing), which relate in any way to the business of providing securities clearing, execution, back office and related services. For the full term of the Fully Disclosed Correspondent Agreements specified in Section 4.01 (n), JWGFC and Seller shall ensure that

     it and all of its current and future subsidiaries and affiliates where the registered representatives are not independent contractors shall use only the Company, its successors or assigns (or any subsidiary or affiliate of Fiserv as an authorized officer of Fiserv may designate in writing), on an exclusive basis, for the provision of securities clearing, execution, back office and related services. Notwithstanding the preceding two sentences, the parties recognize and agree that future opportunities that are advantageous to JWGFC or the Seller (and, because of the future business relationships among the parties contemplated hereby, could become advantageous to Fiserv and Buyer), may become available for JWGFC or Seller (or their subsidiaries and affiliates (now and in the future)) to engage new or additional registered representatives (or to acquire businesses which have registered representatives) who are then using one or more Third Party Clearing Firms for clearing services. Accordingly, it shall not be a violation of this
     Section 3.05 (d) for either (i) not more than 10% of the total business produced by registered representatives who are not independent contractors of JWGFC, Seller and their subsidiaries and affiliates (now and in the future) calculated on a rolling 13 month-basis, to be cleared using the services of one or more Third Party Clearing Firms; or (ii) during the 13-month period following an acquisition by JWGFC, Seller or a subsidiary or affiliate (now or in the future), for the business produced by registered representatives who are not independent contractors who join JWGFC, Seller or an affiliate as a result of the acquisition to be cleared using the services of one or more Third Party Clearing Firms provided, however, that by the end of said 13-month period JWGFC, Seller and their subsidiaries and affiliates (now and in the future) shall come into compliance with (d) (i) above.

          (e)  Additional Handling Charge. For the full term of the
               --------------------------
     Fully Disclosed Correspondent Agreements specified in Section
     4.01 (n), JWGFC and/or Seller, for themselves and their respective subsidiaries and affiliates (now or in the future), shall impose a surcharge of 25% of the standard ticket charge imposed by JWGFC, Seller or such subsidiary or affiliate for the handling of all securities trading tickets of all independent contractor registered representatives within JWGFC's and/or Seller's ownership or control, directly or indirectly, who utilize a Third Party Clearing Firm, on an exclusive basis, for the provision of securities clearing, execution, back office and related services; provided that it shall not be a violation of this Section 3.05 (e) for (i) JWGFC, Seller and their respective subsidiaries and affiliates (now or in the future) not to impose such a surcharge on up to an aggregate of 10% of the business

     produced by such independent contractor registered representatives who are engaged by JWGFC, Seller or their respective subsidiaries and affiliates (now or in the future) calculated on a rolling 13-month basis; or (ii) during the 13-month period following an acquisition by JWGFC, Seller or their respective subsidiaries and affiliates (now or in the future, for the business produced by independent contractor registered representatives who join JWGFC, Seller or their respective subsidiaries and affiliates (now or in the future) as a result of the acquisition to be cleared using the services of one or more Third Party Clearing Firms, provided further, however, that by the end of said 13-month period JWGFC, Seller and their subsidiaries and affiliates (now and in the future) shall come into compliance with (e) (i) above.

          (f) For the purposes of this Agreement, an affiliate or subsidiary of JWGFC shall mean any organization or entity of which JWGFC has direct or indirect control of more than fifty percent (50%) of such organization's or entity's voting interests. Any organization or entity for which JWGFC has indirect or direct control of less than or equal to fifty percent (50%) of such organization's or entity's voting interests shall not be considered an affiliate or subsidiary subject to the terms and conditions of this Agreement.

          JWGFC and Seller each agrees that all of the limitations and provisions set forth above (including, without limitation, any time or territorial limitations) are lawful, reasonable and properly required for the adequate protection of the business of the Company and Fiserv and Buyer, and shall be enforced as written to the fullest extent permitted by law. In the event that any territorial or time limitation is deemed to be unreasonable by the final order of a court of competent jurisdic-tion, JWGFC and Seller each agrees to the reduction of the terri-torial or time limitation to the area or period which such court in said order shall have deemed reasonable.

          SECTION 3.06  Tax Returns.
                        ------------

           (a) JWGFC and Seller shall file or cause the Company to duly and timely file all Tax Returns required to be filed by or which include or relate to the Company with respect to all periods ending on or before the Closing Date. The Company shall be included in the consolidated Federal income Tax Return and consolidated, combined or unitary state or local income or franchise Tax Returns for all applicable states with JWGFC and/or Seller for each such period. JWGFC and Seller shall cause the Company to duly and timely pay all Taxes on or relating to the Company required to be paid with respect to each Pre-Closing Period (as defined below), and shall properly accrue on the Company's books and records in accordance with GAAP all Taxes payable by the Company which are not due on or before the Closing Date. The reserve for Taxes on the Company's books and records (and taken into account in computing the Final Stockholders' Equity) shall be adequate for the payment of all Taxes on or relating to the Company incurred or that may be incurred in each Pre-Closing Period that have not been paid in full. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with prior Tax


     Returns and shall not make, amend or terminate any election by or relating to the Company or change any accounting method, practice or procedure without Fiserv's and Buyer's prior written consent. JWGFC and Seller shall give Fiserv and Buyer a copy of each such Tax Return, together with all related work papers, with sufficient time for its review and comments prior to filing. JWGFC and Seller shall cause the Company, up to and including the Closing Date, to duly and timely comply in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and within the time and in the manner prescribed by law, to collect or withhold and timely payover to the appropriate Taxing authorities all amounts required to be so collected or withheld and paid over under all applicable laws.

          (b) JWGFC and Seller shall not take or fail to take (or permit the Company or any subsidiary or affiliate to take or fail to take) any action that could cause JWGFC, Seller or the Company to cease being eligible to make a valid Election with respect to the sale of Shares pursuant to this Agreement.

          (c) Any Tax sharing or Tax allocation agreement, arrangement or understanding to which the Company is a party (and any obligations of or to the Company thereunder) shall be terminated before the Closing Date without further liability to the Company.

          SECTION 3.07  Transition Services.  For a period of twelve
                        -------------------
months from the Closing Date or for such other periods as agreed by the parties (the "TRANSITION PERIOD"), JWGFC and Seller shall perform or cause to perform on behalf of the Company during the Transition Period all of the services specified in the Transition Services Agreement attached hereto as Exhibit A (the "TRANSITION SERVICES
AGREEMENT").   The said services specified in the Transition Services
Agreement are referred to herein, collectively, as the "TRANSITION SERVICES". In these regards, JWGFC, Seller and Company agree that on or prior to Closing certain employees, contractors and agents of JWGFC, the Seller and/or the Company (the names, positions and functions of same shall be detailed in the Transition Services Agreement) shall cease providing services on behalf of the Company as employees, contractors or agents of JWGFC, the Seller and/or the Company and, instead, shall become and serve as the employees, contractors or agents of JWGFC and/or the Seller. The details, terms and conditions of all such matters are contained in and governed solely by the Transition Services Agreement.

          SECTION 3.08  Additional Financial Statements.  JWGFC and
                        -------------------------------
Seller shall cause to be prepared and shall deliver to Fiserv or Buyer as soon as practicable after they have been prepared (but in no event later than 20 days after the end of each month) unaudited monthly and year-to-date financial statements of the Company (including a balance sheet and statement of income before income taxes) for all months from the month including the date of this Agreement until the Closing
Date), each certified by the chief financial officer of JWGFC and Seller as being consistent with the Company's Financial Statements.

          SECTION 3.09  Consents and Authorizations.  As soon as
                        ---------------------------
practicable after the date hereof, each of the parties shall commence and continue to take until the Closing Date, all reasonable actions to

file for, obtain and maintain in effect all notices, authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials, and of all securities authorities and entities including but not limited to the SEC, NYSE, AMEX and NASD, which may be or become necessary for its execution and delivery of, and its performance of, this Agreement. In particular, but without limitation, JWGFC and Seller shall commence and complete diligently all such necessary actions with the SEC, NYSE and AMEX, and Company shall commence and complete diligently all such necessary actions with the SEC, NYSE and NASD.


                              ARTICLE IV

                         CONDITIONS PRECEDENT

          SECTION 4.01  Conditions Precedent to the Obligations of
                        ------------------------------------------
Fiserv and Buyer.  The obligations of Fiserv and Buyer under this
----------------
Agreement are subject to the satisfaction in all material respects or waiver in writing by Fiserv and Buyer prior to or on the Closing Date of each of the following conditions:

          (a)  Accuracy of Representations and Warranties.  The
               ------------------------------------------
     representations and warranties of JWGFC and Seller (for itself and/or respecting the Company) contained in this Agreement, in the Disclosure Schedule and in any closing certificate or document delivered to Fiserv and Buyer pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and JWGFC and Seller shall have delivered to Fiserv and Buyer a certificate to that effect, including a schedule of all exceptions to any and all of the representations and warranties that arose between the date hereof and the Closing Date, provided that, as to any representation or warranty that JWGFC or Seller can no longer certify as accurate as of the Closing Date as a result of an event or other development occurring after the date hereof and which would not have an Adverse Effect, Fiserv and Buyer shall not be entitled to refuse to close if JWGFC and Seller shall disclose such event or development in an amendment to the Disclosure Schedule and specifically agree fully to indemnify and hold harmless Fiserv and Buyer with respect thereto pursuant to
     Section 5.03.

          Continuance of Company's Business and/or Revenues.
          -------------------------------------------------
     Beginning on the date when the parties sign this Agreement and up to and through Closing, JWGFC, Seller and the Company shall provide written notice to Fiserv and Buyer of any loss or reduction of the Company's business and/or revenues due to the termination or discontinuance (or notice thereof) by one or more correspondents of such correspondent's clearing services arrangements with the Company ("CORRESPONDENT TERMINATIONS"), and provide written notice of all notice(s) or other communications (whether written, electronic or oral) from any and all of the Company's correspondents that any such termination or

     discontinuance is forthcoming or is under evaluation. Such developments and information shall be handled as follows:

               (i) If the actual or reasonably expected loss or reduction of the total business and/or revenues of the Company due to Correspondent Terminations is less than 5% of the same as of the date on which the parties sign this Agreement, there shall be no right of Fiserv and Buyer under this Section
          4.01 (b) not to close the transaction described in this Agreement and the Purchase Price shall not be adjusted based on said actual or reasonably expected loss or reduction.

               (ii) If the actual or reasonably expected loss or reduction of the total business and/or revenues of the Company due to Correspondent Terminations is equal to or greater than 5% and up to and including 25% of the same as of the date on which the parties sign this Agreement, there shall be no right of Fiserv and Buyer under this Section 4.01 (b) not to close the transaction described in this Agreement but $40,000,000 of the Purchase Price shall be reduced proportionately based on the percentage reduction of said actual or reasonably expected loss or reduction within said range.

               (iii) If the actual or reasonably expected loss or reduction of the total business and/or revenues of the Company due to Correspondent Terminations is greater than 25% of the same as of the date on which the parties sign this Agreement, Fiserv and Buyer shall have the right at their option under this Section 4.01 (b) not to close the transaction described in this Agreement.

          (c)  Compliance with Covenants.  JWGFC, Seller and the
               -------------------------
     Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date (except where the failure to so perform or comply would not have an Adverse Effect on Fiserv and Buyer or prevent it or make it impracticable from consummating the transactions contemplated hereby) and except where a cure for any such technical non-performance or non-compliance by JWGFC, Seller, or the Company has been effected by JWGFC, Seller, or the Company and accepted by Fiserv and Buyer (such acceptance not to be unreasonably withheld) at or prior to the Closing Date), and JWGFC, Seller and the Company shall each have delivered to Fiserv and Buyer a certificate to that effect.

          (d)  All Proceedings to be Satisfactory.  Fiserv and Buyer
               ----------------------------------
     shall have received certified or other copies of all documents relating to JWGFC, Seller and the Company incident to the trans-actions contemplated hereby as Fiserv and Buyer may reasonably

     request and such documents shall be reasonably satisfactory in form and substance to Fiserv and Buyer.

          (e)  Opinion of Counsel for the Company.  Fiserv and Buyer
               ----------------------------------
     shall have received the favorable opinion of Kilpatrick Stockton LLP of Atlanta, Georgia, dated the Closing Date, substantially in the form and to the effect set forth in Exhibit B hereto.

          (f)  Legal Actions or Proceedings.  No legal action or
               ----------------------------
     proceeding shall have been instituted after the date hereof against JWGFC, Seller or the Company, or against Fiserv and Buyer, arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (i) to restrain, hamper materially, prohibit or invalidate the consummation of the transactions contemplated by this Agreement,
     (ii) to have a Material Adverse Effect on the Company or (iii) to have a Material Adverse Effect on the results of operations or financial condition of Fiserv and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement.

          (g)  Resignations of Directors.  Fiserv and Buyer shall have
               -------------------------
     received the resignations of all the directors of the Company.

          (h)  Consents.  JWGFC, Seller and the Company shall have
               --------
     obtained all of the consents, authorizations and approvals necessary or reasonably desirable to effect the consummation of the transactions contemplated by this Agreement, including those set forth in Exhibit C hereto.

          (i)  HSR Act Waiting Period.  The requisite waiting period
               ----------------------
     under the HSR Act shall have expired.

           (j) Non-Foreign Status.  At the Closing, JWGFC, Seller and
               ------------------
     the Company shall deliver to Fiserv and Buyer an affidavit of non-foreign status, in the form required by Section 1445 of the Code and the regulations thereunder, signed under penalties of perjury. JWGFC and Seller each understands that its affidavit will be retained by Fiserv and Buyer and will be made available to the Internal Revenue Service upon request.

          (k)  Supporting Documents.  On or prior to the Closing Date,
               --------------------
     Fiserv and Buyer shall have received copies of the following supporting documents:

               (i) (1) copies of the Articles of Incorporation of the Company, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Iowa and (2) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company and listing all documents of the Company on file with said Secretary;



               (ii) certificates of the Secretary or an Assistant Secretary of the Company, as appropriate, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since January 1, 1995; (2) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and that all such resolu-tions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (2) above; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certificate by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

               (iii) a certificate of JWGFC, Seller and the Company to the effect that the condition hereto set forth in paragraph (g) hereof has been satisfied.

          (l)  Outstanding Stock Options.  On or prior to Closing,
               -------------------------
     JWGFC, Seller and Company shall have exercised or terminated all outstanding options for stock, if any, in Company and shall certify the same to Fiserv and Buyer.

          (m)  Transition Services Agreement. On or prior to Closing,
               ------------------------------
     Buyer, JWGFC and Seller shall have executed the Transition
     Services Agreement that is described in Section 3.07 and attached hereto as Exhibit A.

          (n)  Fully Disclosed Correspondent Agreements. On or prior
               ----------------------------------------
     to Closing, Buyer (in its own capacity or in the name of the Company based on Buyer's purchase of all of the Shares of the Company, or through its wholly owned subsidiary Fiserv Correspondent Services, Inc.) and all securities broker dealers owned or controlled by JWGFC and Seller, directly or indirectly, shall have executed Fully Disclosed Correspondent Agreements each of which shall be for a term of ten years, include clearing deposits and be substantially in the form attached hereto as Exhibit D. All such securities broker dealers owned or controlled by JWGFC and Seller are listed in Exhibit E hereto.

          (o) On or prior to Closing, Fiserv and Buyer shall have determined, in their reasonable discretion, that the Estimated Balance Sheet (as specified in Section 1.03 (a)) is reasonable and appropriate for Fiserv and Buyer to proceed to consummate the transactions contemplated herein. In exercising their discretion as provided in this Section 4.01 (o), Fiserv and Buyer shall consider and evaluate whether the amount of Stockholders' Equity that is specified in, and the manner in which that amount is

     calculated for purposes of, the Estimated Balance Sheet are reasonable, appropriate and consistent with the parties' prior and ongoing discussions respecting same. If Fiserv and Buyer determine that the Estimated Balance Sheet is not reasonable, appropriate and consistent with the parties' prior and ongoing discussions respecting same, the Holdback shall be increased by an additional sum of cash, equal to an amount specified by Fiserv and Buyer, which is the total of the disputed item(s) or amount(s) of the Stockholder's Equity as specified in the Estimated Balance Sheet. Any such dispute shall be resolved pursuant to Section 1.03 (b).

          All such documents and agreements shall be reasonably satisfactory in form and substance to Fiserv and Buyer and its counsel.

          SECTION 4.02  Conditions Precedent to the Obligations of Seller.
                        --------------------------------------------------
  The obligations of Seller under this Agreement are subject to the satisfaction in all material respects or waiver by Seller prior to or on the Closing Date of each of the following conditions:

          (a)  Accuracy of Representations and Warranties.  The repre-
               ------------------------------------------
     sentations and warranties of Fiserv and Buyer contained in this Agreement or in any closing certificate or document delivered to Seller or the Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and Fiserv and Buyer shall have delivered to Seller a certificate to that effect.

          (b)  Compliance with Covenants.  Fiserv and Buyer shall have
               -------------------------
     performed and complied with all covenants of this Agreement to be performed or complied with by Fiserv and Buyer at the Closing Date (except where the failure to so perform or comply would not have a Material Adverse Effect on Fiserv and Buyer or prevent it from consummating the transactions contemplated hereby), and Fiserv and Buyer shall have delivered to Seller a certificate to such effect.

          (c)  All Proceedings to be Satisfactory.  Seller and its
               ----------------------------------
     counsel shall have received all such counterpart originals or certified or other copies of all documents relating to Fiserv and Buyer incident to the transactions contemplated hereby as Seller or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Seller and said counsel.

          (d)  Opinion of Counsel for Fiserv and Buyer.  Seller and
               ---------------------------------------
     the Company shall have received the favorable opinion of Charles
     W. Sprague, Executive Vice President and General Counsel of Fiserv and Buyer, dated the Closing Date, substantially in the form and to the effect set forth in Exhibit F hereto.


          (e)  Legal Actions or Proceedings.  No legal action or
               ----------------------------
     proceeding shall have been instituted that is reasonably likely to restrain, prohibit, violate or otherwise affect materially the consummation of the transactions contemplated hereby.

          (f)  HSR Act Waiting Period.  The requisite waiting period
               ----------------------
     under the HSR Act shall have expired.

          (g)  Consents.  JWGFC, Seller and the Company shall have
               --------
     obtained all of the consents, authorizations and approvals necessary or reasonably desirable to effect the consummation of the transactions contemplated by this Agreement, including those set forth in Exhibit C hereto.

          (h)  Supporting Documents.  On or prior to the Closing Date,
               --------------------
     Seller, the Company and their counsel shall have received copies of the following supporting documents:

               (i) (1) copies of the Articles of Incorporation of Buyer, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware and
          (2) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of Buyer and listing all documents of Buyer on file with said Secretary; and

               (ii) a certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date and certifying
          (1) that attached thereto is a true and complete copy of the By-laws of Buyer as in effect on the date of such certification and at all times since December 31, 1998;
          (2) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Certificate of Incorporation of Buyer has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (2) above; and (4) as to the incumbency and specimen signature of each officer of Buyer executing this Agreement and a certification by another officer of Buyer as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

          All such documents shall be reasonably satisfactory in form and substance to Seller and its counsel.


                              ARTICLE V



             SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          SECTION 5.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Fiserv and Buyer or JWGFC and Seller, until April 30, 2001, or for such other time period(s) as provided herein, except with respect to the representations, warranties, covenants and agreements contained in
Section 2.01(u) or 3.06 of this Agreement, which shall survive as set forth in Section 5.02(b)(iii).

          SECTION 5.02  Indemnification for Taxes.
                        --------------------------

          (a) Except to the extent taken into account in determining the Final Stockholders' Equity (as finally determined), JWGFC and Seller shall bear and pay when due, and shall fully indemnify Fiserv and Buyer, the Company and their subsidiaries and affiliates, and all directors, officers, employees, contractors or agents of same, and hold them harmless on an after-Tax basis from and against (i) any and all Taxes for which the Company (or any predecessor company thereto) is or may be liable in respect of (x) any period that ends on or before the Closing Date or (y) with respect to a period that begins on or before and ends after the Closing Date, the portion of such period, if any, through and including the Closing Date (each such period or portion under clause (x) or (y), a "PRE-CLOSING PERIOD"), (ii) the adverse effect, if any, of the underlying adjustments on Fiserv, Buyer, the Company or their subsidiaries and affiliates in any period that ends after the Closing Date, (iii) any increased Tax on Fiserv, Buyer the Company or their subsidiaries and affiliates in any Tax period as a result of any breach of Section 1.06, Section
     2.01 (u) (vi) or Section 3.06 (b) and (iv) in each case together with all reasonable legal, accounting or other fees and expenses incurred by Fiserv and Buyer, the Company or their subsidiaries and affiliates in connection therewith or with enforcing their rights hereunder.

          (b) The indemnity provided for in this Agreement, (i) shall apply notwithstanding any investigation made by Fiserv or Buyer in connection with the transactions contemplated by this Agree-ment, (ii) shall be separate and independent of any other indem-nity provision contained herein and (iii) anything in this Agreement to the contrary notwithstanding shall survive until two months after the expiration of the applicable statute of limitations, including extensions or waivers thereof, for any such Taxes or other items.

          (c) JWGFC and the Seller shall promptly forward to Fiserv and Buyer a copy of all written communications from any Taxing authority received by it or the Company that relates to any Tax imposed on, or with respect to the Company. Fiserv and Buyer

     shall promptly forward to JWGFC and the Seller a copy of all written communications from a Taxing authority received by it that relates to any Taxes imposed on or with respect to the Company, in any Pre-Closing Period.

          (d) Fiserv and Buyer agree not to settle or make any payment of an amount claimed to be due with respect to a proposed adjustment described in subparagraph (c) above with respect to any Pre-Closing Period for at least 20 days after giving such notice in subsection (c). If, within such 20-day period, Fiserv and Buyer receive a written request from JWGFC and the Seller that the proposed adjustments be contested, which includes a statement of a reasonable basis in fact and in law for such contest, Fiserv and Buyer shall contest such proposed adjustments in good faith, provided they receive from JWGFC and Seller security for the payment of amounts indemnified under this Agreement with respect to such contest which is reasonable in kind and amount based on the facts and circumstances at such time and they agree to keep JWGFC and the Seller informed as to its progress, all at JWGFC's and the Seller's expense, jointly and severally; provided that, JWGFC and Seller shall have the right to join in such contest by providing, at their own expense, counsel to represent them in such contest. JWGFC and Seller fully and timely shall cooperate with Fiserv and Buyer in connection with any such proceeding. Fiserv and Buyer shall not be required to appeal any adverse decision of a court of competent jurisdiction; provided that Fiserv and Buyer shall notify JWGFC and Seller of their intention not to appeal within 15 days of the deadline for the filing of any such appeal, and JWGFC or Seller shall have the option to pursue such appeal, at their own expense; and provided further that JWGFC and Seller shall timely pay any amount that is necessary to perfect the appeal (including without limitation any Tax required to be paid by the Company or bond required to be posted), shall provide Fiserv and Buyer with security for the payment of amounts indemnified under this Agreement which is reasonable in kind and amount based on the facts and circumstances at such time, and agree to keep Fiserv and Buyer informed as to the progress and results of the proceeding. If JWGFC or Seller paid any amount to Fiserv or Buyer pursuant to this indemnity and subsequently Fiserv or Buyer receives a refund with respect to such payment as a result of appealing the issue underlying such payment, Fiserv or Buyer, as the case may be, shall pay to JWGFC or Seller, as the case may be, the amount of such refund relating to such issue within 30 days after it is received.

          (e) To the extent permitted by applicable law, the parties shall elect to treat the period that includes but does not end on the Closing Date with respect to any Tax as ending on such date and shall take such steps as may be necessary therefor. For purposes of this indemnification, any Taxes for a period which includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the period based on an interim closing of the books as of the close of the Closing Date, provided, however, that any real property or personal property Taxes and any fixed annual deductions or

     exemptions shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the period.

          (f) Except to the extent taken into account in determining Final Stockholders' Equity (as finally determined), Buyer shall pay to Seller an amount equal to any Tax refund received by the Company with respect to any Pre-Closing Period, net of any Tax on Fiserv, Buyer, the Company or any of their affiliates as a result of receiving the refund.

          SECTION 5.03  General Indemnity.
                        -----------------

          (a) Subject to the terms and conditions of this Article V, JWGFC and Seller each hereby agrees, jointly and severally, fully to indemnify and hold Fiserv and Buyer, the Company and their subsidiaries and affiliates harmless on an after-Tax basis from and against any and all damages to and liabilities of same, including without limitation those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys' fees and expenses in respect thereof, by reason of or resulting from (i) a breach of any representation or warranty of the Company, JWGFC or the Seller, as the case may be, contained in or made pursuant to this Agreement, (ii) the failure of JWGFC or the Seller at any time, or the failure of the Company on or prior to the Closing Date, as the case may be, duly to perform or observe any term, provision or covenant or agreement to be performed or observed by them or it pursuant to this Agreement or (iii) except as otherwise agreed in writing between JWGFC and the Seller, and Fiserv and Buyer, any and all actions, arbitrations, suits or proceedings listed in the Disclosure Schedule and any and all actions, arbitrations, suits or proceedings not so listed but related to events occurring, or actions taken or failed to be taken, on or prior to the Closing Date.

          (b) Subject to the terms and conditions of this Article V, Fiserv and Buyer hereby fully agree to indemnify, defend and hold JWGFC and the Seller harmless from and against all damages to and liabilities of JWGFC and the Seller, including without limitation those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys' fees and expenses in respect thereof, by reason of or resulting from (i) a breach of any representation or warranty of Fiserv and Buyer contained in or made pursuant to this Agreement,
     (ii) any failure of Fiserv and Buyer at any time duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Fiserv and Buyer pursuant to this Agreement or (iii) the conduct of the business of the Company by Buyer subsequent to the Closing Date.

          (c) The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this


     Agreement, or except as otherwise provided in this Agreement) shall be pursuant to the indemnification provisions set forth in this Article V.

          (d) The parties shall take all reasonable steps to mitigate all liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages. In no event shall any party be liable for consequential damages.

          SECTION 5.04  Third Party Claims.  If any claim, assertion
                        ------------------
or proceeding by or in respect of a third party is made against an indemnified party or any event in respect of a third party occurs, and if the indemnified party intends to seek indemnity with respect thereto under this Article V or to apply any damage or liability aris-ing therefrom to the $250,000 amount referred to in Section 5.05, the indemnified party shall promptly notify the indemnifying party of such claim in writing. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, that, (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party; provided that the fees and expenses of such counsel shall be borne by the indemnified party, (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Article V and subject to the $250,000 amount referred to in Section 5.05, (c) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a full and final release from all liability in respect of such claim and
(d) nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree affecting its ability to conduct its business operations after the date thereof. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim without the consent of the indemnifying party, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

          SECTION 5.05  Limitation on Indemnities.  No claim for
                        -------------------------
indemnification will be made by Fiserv and Buyer or the Company, or by JWGFC and Seller, under Section 5.03(a)(i) or (b)(i) hereof with respect to any individual item of liability or damage unless and to the extent that the aggregate of all such claims by Fiserv and Buyer or the Company, or by JWGFC and Seller, as the case may be, shall be

in excess of $250,000, and neither Fiserv and Buyer or the Company, nor JWGFC and Seller, as the case may be, shall be required to pay or be liable for the first $250,000 in aggregate amount of such damages and liabilities. Payments by an indemnifying party pursuant to
Section 5.03 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment reasonably recoverable by the indemnified party from any third party with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, no claim by any party hereto may be asserted, nor may any action be commenced against any party hereto, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in this Agreement, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

          SECTION 5.06  Effect on Purchase Price.  Any payment made
                        ------------------------
under Article V shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes. Any adjustment to the Purchase Price shall be taken into account in recomputing the Modified Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis (and any comparable amounts required under applicable law). The parties shall cooperate with each other in determining such calculation and any changes to the allocations thereof among the assets. If the parties cannot agree on such amounts or allocation within 30 days, the matter shall be determined by the Independent Accountant in accordance with Section
1.06 (b) hereof. Such determination shall be conclusive and binding on the parties. The parties shall file any required forms in connection with any Purchase Price adjustment and shall promptly furnish a copy thereof to the other parties. In the event the allocation of any adjustment is disputed by any Taxing authority, the party receiving the notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and the resolution thereof. The provisions of Sections
5.04 and 5.05 shall not apply to claims for indemnification under
Section 5.02 hereof.


                              ARTICLE VI

                          FURTHER ASSURANCES

           SECTION 6.01  Further Assurances.   At any time and from time
                         ------------------
to time on and after the Closing Date (i) at the request of Fiserv and Buyer, JWGFC and/or Seller shall deliver to Fiserv and Buyer all records, documents and data possessed by JWGFC and/or Seller and not previously delivered to Fiserv and Buyer to which Fiserv and Buyer are entitled hereunder, and execute and deliver or cause to be executed and

delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Fiserv and Buyer may reasonably deem necessary or desirable in order to fully and effectively vest in Fiserv and Buyer, or to confirm its title to and possession of, all of the Shares or to assist Fiserv and Buyer in exercising full rights with respect thereto which Fiserv and Buyer are entitled to exercise pursuant to the terms of this Agreement; and (ii) Fiserv and Buyer shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as JWGFC and/or Seller may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

          SECTION 6.02  Books and Records.
                        -----------------

          (a) Fiserv and Buyer each agrees that it shall preserve and keep all books and records relating to the Company in Fiserv's and Buyer's possession until six months following the expiration of the statute of limitations (including extensions thereof) applicable to the Tax Returns filed by or with respect to the Company for taxable periods ending prior to or on the Closing Date to which such books or records are relevant. After such time, before Fiserv and Buyer shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Fiserv and Buyer to JWGFC and Seller, and JWGFC and Seller each shall be given an opportunity, at its sole cost and expense, to remove all or any part of such books and records as JWGFC and/or Seller may select, and JWGFC and/or Seller may retain copies thereof. Duly authorized representa-tives of JWGFC and Seller shall, upon reasonable notice, have access to such books and records during normal business hours to examine, in-spect and copy such books and records.

          (b) In any instance in which either JWGFC and Seller, the Company or Fiserv and Buyer, as the case may be, is required to prepare or file (or cause to be filed) Tax Returns which cover a period that includes the Closing Date or to respond to any Proceeding with respect to the Pre-Closing Period, JWGFC and Seller, the Company or Fiserv and Buyer, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of it and necessary or appropriate for use in preparing such returns or responding to such Proceeding.

          (c) Buyer and Fiserv will furnish or cause the Company to furnish all information and records reasonably available to them or it and reasonably requested of them that JWGFC determines are needed for the preparation of any filing or filing related obligation of JWGFC under the Securities Act of 1933, as amended, or under the Exchange Act of 1934, as amended.


                              ARTICLE VII


                             MISCELLANEOUS

          SECTION 7.01  Termination.  This Agreement may be terminated
                        -----------
at any time prior to the Closing:

          (a) by the mutual written consent of JWGFC and Seller, and Fiserv and Buyer;

          (b) by Seller's written notice to the other parties, if the Closing shall not have occurred by the 60th calendar day after the date hereof through no fault of JWGFC or Seller; or

          (c) by written notice to the other parties by either Seller or Fiserv and Buyer, if the Closing shall not have occurred prior to the first anniversary of this Agreement; provided, however, that the right to terminate this Agreement under this Section
     7.01 (c) shall not be available to any party whose failure (or whose parent's failure) to fulfill any obligation under this Agreement shall have been the cause of, contributed materially to or shall have resulted in, the failure of the Closing to occur prior to such date.

          SECTION 7.02  Effect of Termination.  In the event of
                        ---------------------
termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (i) Sections 3.06, 7.03, 7.08, 7.09, 7.10, 7.13, and 7.14 hereof shall survive such termination and (ii) nothing herein shall relieve any party from liability for any willful breach of any other provision hereof.

          SECTION 7.03  Expenses, Etc. Whether or not the transactions
                        -------------
contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. Each of JWGFC and Seller, the Company and Fiserv and Buyer shall indemnify the other parties, and fully hold them harmless from and against any and all claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third person or party. JWGFC and Seller shall pay and be responsible for any and all transfer and similar Taxes (but not other Taxes such as federal, state or local income Taxes, all of which shall be handled as provided in Section
3.06 and Section 5.02) arising from the transactions contemplated by this Agreement, and shall provide Fiserv and Buyer with a copy of any Tax Return required in connection therewith with sufficient time for its/their review prior to filing.

          SECTION 7.04  Execution in Counterparts.  For the conve-
                        -------------------------
nience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together when signed by all of the parties shall constitute one and the same instrument.


          SECTION 7.05  Notices. All notices, consents, requests, and
                        -------
demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, (c) on the date transmitted by facsimile, if sent on a business day by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained, or (d) if sent by Federal Express or other nationally recognized over night courier service or overnight express U.S. Mail in time for and specifying next day or next business day delivery, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail. In each case (except for personal delivery) such notices, requests, demands, and other communications shall be sent to a party at its address or facsimile number as follows, or as otherwise designated by the party by notice in accordance herewith:

          If to JWGFC, to:

               JWGenesis Financial Corp.
               980 N. Federal Highway, Suite 310
               Boca Raton, Florida  33432
               Telecopier:  561-338-2809
               Attention:   Joel E. Marks

          With a copy to:

               Kilpatrick Stockton LLP
               1100 Peachtree Street
               Atlanta, Georgia  30309-4530
               Telecopier:  (404) 815-6555
               Attention:  W. Randy Eaddy, Esq.

          If to the Seller, to:

               JWGenesis Financial Services, Inc.
               980 N. Federal Highway, Suite 310
               Boca Raton, Florida  33432
               Telecopier:  561-338-2809



               Attention:   Joel E. Marks

          With a copy to:

               Kilpatrick Stockton LLP
               1100 Peachtree Street
               Atlanta, Georgia  30309-4530
               Telecopier:  (404) 815-6555
               Attention:  W. Randy Eaddy, Esq.

          If to the Company, to:

               JWGenesis Clearing Corp.
               980 N. Federal Highway, Suite 310
               Boca Raton, Florida  33432
               Telecopier:  561-338-2809
               Attention:   Joel E. Marks

          With a copy to:

               Kilpatrick Stockton LLP
               1100 Peachtree Street
               Atlanta, Georgia  30309-4530
               Telecopier:  (404) 815-6555
               Attention:  W. Randy Eaddy, Esq.


          If to Fiserv to:

               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045

          or

               P.O. Box 979
               Brookfield, WI  53008-0979
               FAX (414) 879-5245

               Attention:  Kenneth R. Jensen

          with a copy to:

               Charles W. Sprague
               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045

          or

               P.O. Box 979
               Brookfield, WI 53008-0979
               FAX (414) 879-5532

          If to the Buyer, to:

               Fiserv Clearing, Inc.
               1125 17th St., Suite 1810
               Denver, Co.  80202
               FAX (303)-291-5526
               Attention:  Robert H. Beriault

          With a copy to:

               Charles W. Sprague
               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045

          or

               P.O. Box 979
               Brookfield, WI 53008-0979
               FAX (414) 879-5532


          SECTION 7.06  Waivers.  Any party hereto (as to itself,
                        -------
but not as to other parties without their written consent) may, by written notice to the other parties hereto, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (iv) waive performance of any of the obligations of

another party under this Agreement. Except as otherwise provided in the preceding sentence or Section 3.02 hereof, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall be valid only if said waiver is stated in a writing signed by an authorized officer of the waiving party, and shall not operate or be construed a waiver of any subsequent breach.

          SECTION 7.07  Amendments, Supplements, etc.  At any
                        ----------------------------
time this Agreement may be amended or supplemented in writing by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. To be valid and binding, any such instrument must be in writing and signed by all parties.

          SECTION 7.08  Entire Agreement.  This Agreement, its
                        ----------------
Exhibits and Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between and among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

          SECTION 7.09  Applicable Law and Dispute Resolution.
                        -------------------------------------

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions that would defer to the substantive laws of another jurisdiction.

          (b) If any sum(s) required to be paid hereunder by any party to any other party is/are not paid fully when due, interest on all unpaid portions of said sum(s) shall accrue at the prime interest rate, then in effect, of the Bank of New York (or any successor thereto), from the date due until the unpaid portion is paid fully by the party having the obligation to make such payment(s), including all accrued interest.

          (c) In the event of any arbitration or other legal proceeding(s) arising out of or related to this Agreement, the nonprevailing party or parties in such proceeding(s)

     shall pay to the prevailing party or parties all of the costs and expenses incurred by the prevailing party or parties in respect of such proceeding(s), including but not limited to all arbitration costs, court costs, attorneys fees and expert fees. However, unless otherwise specifically agreed in writing, the foregoing shall in no event apply to settlements.

          (d) The interest and costs described respectively in Sections 7.09 (b) and (c) above shall be in addition to any and all other relief to which any party is entitled under this Agreement and by law or equity.

          SECTION 7.10  Arbitration.
                        -----------

          (a) Except as expressly provided otherwise, the parties agree to use their commercially reasonable efforts and act in good faith to settle or otherwise resolve, first, by mediation, and if such mediation does not result in a settlement or resolution, then by arbitration, any dispute or controversy between them or their affiliates, officers, directors, employees, or agents, which dispute or controversy relates to this Agreement, or in any way arises out of this Agreement. Any such arbitration will be conducted in the forum, and according to the securities arbitration rules then in effect, of the NASD. Arbitration or mediation may be initiated by serving or mailing a written notice. Any award that an arbitrator makes will be final and binding, and judgment on it may be entered in any court having jurisdiction. The arbitration provision of this Section shall be enforced and interpreted exclusively in accordance with applicable federal Law, including the Federal Arbitration Act.

          (b) ARBITRATION DISCLOSURE. ARBITRATION IS FINAL AND BINDING ON THE PARTIES. THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL. PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS. AN ARBITRATOR'S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY AN ARBITRATORS IS STRICTLY LIMITED. THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

     SECTION 7.11  Binding Effect, Benefits.  This Agreement
                   ------------------------
shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwith-standing anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


     SECTION 7.12   Assignability.  Neither this Agreement
                    -------------
nor any of the parties' rights or obligations hereunder shall be assignable or delegable in whole or in part by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the previous sentence: (a) Buyer may assign any or all of its rights and delegate any or all of its obligations hereunder to a wholly-owned subsidiary of Buyer; and (b) Fiserv may assign any or all of its rights and delegate any or all of its obligations hereunder to a wholly-owned subsidiary of Fiserv, except for its direct obligation in this Agreement to cause the payment of any amount due to Seller or JWGFC hereunder.

     SECTION 7.13  Disclosure Schedule.  Disclosure of
                   -------------------
information in any portion of the Disclosure Schedule hereto shall be deemed disclosure in any other portion of the Disclosure Schedule. Up to and including Closing, JWGFC, Seller and Company shall have a continuing obligation to revise, supplement and/or update the Disclosure Schedule to keep it current, complete and accurate.

     SECTION 7.14  Public Announcements.  Fiserv and Buyer,
                   --------------------
JWGFC and Seller and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior approval of the other, which shall not be unreasonably withheld, unless counsel has advised such party that such release or other public statement must be issued immediately and the issuing party has not been able, despite its good faith efforts, to secure the prior approval of the other party.

      SECTION 7.15  Invalid Provisions.  If any provision of
                    ------------------
this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provi-sion shall be fully severable and this Agreement shall be con-strued and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Further-more, in lieu of such illegal, invalid or unenforceable provi-sion, there shall be added automatically as a part of this Agree-ment a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                             FISERV, INC.


                             By  /s/ Robert H. Beriault
                               --------------------------------------------
                                Robert H. Beriault, Executive Vice President


                             FISERV CLEARING, INC.


                             By  /s/ Lawrence E. Donato
                               --------------------------------------------
                                Lawrence E. Donato, Senior Vice President


                             JWGENESIS FINANCIAL CORP.


                             By  /s/ Joel E. Marks
                               --------------------------------------------
                                Joel E. Marks, Vice Chairman and Chief
                                  Operating Officer


                             JWGENESIS FINANCIAL SERVICES, INC.


                             By  /s/ Joel E. Marks
                               --------------------------------------------
                                Joel E. Marks, Executive Vice President


                             JWGENESIS CLEARING CORP.


                             By  /s/ Joel E. Marks
                               --------------------------------------------
                                Joel E. Marks, Executive Vice President



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